                                                        APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             EASTGROUP PROPERTIES,
                           EASTGROUP-LNH CORPORATION
                                      AND
                                 LNH REIT, INC.

                            DATED: DECEMBER 22, 1995

                               TABLE OF CONTENTS

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                                                                                                                              PAGE
                                                                                                                              ----
ARTICLE I.
                             THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     Section 1.1             The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             ----------
     Section 1.2             Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             --------------
     Section 1.3             Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             ---------------------
     Section 1.4             Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             ------------------------------------
     Section 1.5             Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             ---------
     Section 1.6             Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                             --------------------
     Section 1.7             Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                             -------

ARTICLE II.

                    DISSENTING SHARES; EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     Section 2.1             Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                             -----------------
     Section 2.2             Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                             ------------------

ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF LNH   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     Section 3.1             Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                             ------------------------------
     Section 3.2             Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                             --------------
     Section 3.3             Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                             ------------------------------------
     Section 3.4             SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                             -----------
     Section 3.5             Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                             --------------------------
     Section 3.6             Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                             ------------------------------------
     Section 3.7             Litigation, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                             ----------------
     Section 3.8             Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                             -------
     Section 3.9             Property and Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                             ----------------------------------
     Section 3.10            ERISA Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                             -------------
     Section 3.11            REIT Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                             -----------
     Section 3.12            Taxes, Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                             ------------------
     Section 3.13            Tax Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                             ----------
     Section 3.14            Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                             -----------------------
     Section 3.15            No Default; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                             ----------------------
     Section 3.16            Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                             -------------------------
     Section 3.17            Compliance with Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             -----------------------
     Section 3.18            Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             -----------------
     Section 3.19            Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             ---------
     Section 3.20            Control Share Provisions Inapplicable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             -------------------------------------
     Section 3.21            Representations and Warranties Continuing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             -----------------------------------------

ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES
                                 OF EASTGROUP AND SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

     Section 4.1             Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             ------------------------------

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
     Section 4.2             Capitalization; Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             ----------------------------
     Section 4.3             Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             ------------------------------------
     Section 4.4             SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             -----------
     Section 4.5             Proxy Statements/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                             ---------------------------
     Section 4.6             Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                             ------------------------------------
     Section 4.7             Litigation, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                             ----------------
     Section 4.8             Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                             -------
     Section 4.9             Property and Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                             ----------------------------------
     Section 4.10            Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                             ---------------------
     Section 4.11            REIT Status. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                             -----------
     Section 4.12            Taxes, Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                             ------------------
     Section 4.13            Tax Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                             ----------
     Section 4.14            Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                             -----------------------
     Section 4.15            No Default; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                             ----------------------
     Section 4.16            Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                             -------------------------
     Section 4.17            Compliance with Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                             -----------------------
     Section 4.18            Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                             -----------------
     Section 4.19            Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                             ---------
     Section 4.20            Shares of Beneficial Interest of EastGroup . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                             ------------------------------------------
     Section 4.21            Representations and Warranties Continuing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                             -----------------------------------------

ARTICLE V.

                             COVENANTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     Section 5.1             Conduct of Business of LNH and EastGroup . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                             ----------------------------------------
     Section 5.2             Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                             ---------------------
     Section 5.3             Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                             ------------
     Section 5.4             Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                             --------
     Section 5.5             Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                             --------------------
     Section 5.6             Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                             ---------------
     Section 5.7             Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                             ------------------------
     Section 5.8             Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                             --------

ARTICLE VI.

                 CONDITIONS TO CONSUMMATION OF THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     Section 6.1             Certificates, Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                             --------------------------------
     Section 6.2             Other Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                             ----------------

ARTICLE VII.

                 TERMINATION; AMENDMENTS; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     Section 7.1             Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                             -----------

                                       ii
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

     Section 7.2             Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                             ---------------------
     Section 7.3             Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                             ---------
     Section 7.4             Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                             -----------------
     Section 7.5             Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                             -------------------------

ARTICLE VIII.

                                                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 8.1             Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                             ------------------------------------------
     Section 8.2             Brokerage Fees; Commissions and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                             ----------------------------------------
     Section 8.3             Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                             ----------------------------
     Section 8.4             Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                             --------
     Section 8.5             Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                             -------
     Section 8.6             Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             -------------
     Section 8.7             Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             ----------------------
     Section 8.8             Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             --------------------
     Section 8.9             Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             ------------
     Section 8.10            Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             --------
     Section 8.11            Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                             -------------------
     Section 8.12            Performance by Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                             ------------------
     Section 8.13            Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                             -------------------
     Section 8.14            Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                             -------------------

                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 22, 1995, by and among LNH REIT, INC., a Maryland corporation engaged in the real estate business ("LNH"), EASTGROUP-LNH CORPORATION, a Maryland corporation and a wholly-owned subsidiary of EastGroup Properties ("Sub"), and EASTGROUP PROPERTIES, a Maryland real estate investment trust ("EastGroup").

                 WHEREAS, the respective Boards of Trustees and Directors of EastGroup, Sub and LNH have duly approved the acquisition of LNH by EastGroup by means of a merger of LNH with and into Sub pursuant to the terms of this Agreement, it is therefore agreed as follows:

                                   ARTICLE I.
                                   THE MERGER

                 Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Maryland General Corporation Law (the "Maryland Law"), including, without limitation, any required vote of shareholders of LNH as described in Section 5.7 of this Agreement, LNH shall be merged with and into Sub (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI hereof. Following the Merger, Sub shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the State of Maryland and the separate corporate existence of LNH shall cease.

                 Section 1.2 Effective Time. The Merger shall be consummated by filing with the Maryland Secretary of State the Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger") (the time of such filing being the "Effective Time").

                 Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the Maryland Law. As of the Effective Time, LNH shall merge with and into Sub.

                 Section 1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Sub, both as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                 Section 1.5 Directors. As of the Effective Time, directors of Sub in office on the date of execution hereof shall be directors of the Surviving Corporation until their respective successors are duly elected and qualified.

                 Section 1.6         Conversion of Shares.

                          (a)        Each share of common stock, $.50 par value
per share ("Shares"), of LNH issued and outstanding immediately prior to the Effective Time (other than Shares held by LNH as treasury stock or held by EastGroup, which shall be cancelled) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive a certain amount of newly issued, fully paid and non-assessable shares of beneficial interest of EastGroup based on an exchange ratio (the "Exchange Ratio") as determined and set forth below. Such shares shall be issuable upon surrender of the certificates formerly representing Shares of LNH. The Exchange Ratio will be determined by dividing the value $8.10 by the average closing price for shares of beneficial interest of EastGroup for the 10 trading days preceding the Closing (as defined in Section 1.7) (the "Closing Price"). No fractional shares of beneficial interest of EastGroup shall be issued. Instead shareholders of LNH will be entitled to receive cash in lieu of fractional shares in an amount based upon the Closing Price, multiplied by the fraction of a share of beneficial interest of EastGroup to which the shareholder would have otherwise been entitled. The shares of beneficial interest of EastGroup issuable in exchange for the Shares of LNH and the cash payment in lieu of fractional shares are referred to herein as the "Merger Consideration." All shares issued to the shareholders of LNH representing the Merger Consideration shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), on a Form S-4 Registration Statement being filed by EastGroup with the Securities and Exchange Commission (the "SEC"). Any shares representing the Merger Consideration held by persons who are affiliates (as that term is defined in SEC Rule 405) of LNH shall bear a legend restricting the transferability of shares pursuant to SEC Rule 145. EastGroup shall have no obligation to keep the Form S-4 Registration Statement effective and it shall expire by its terms on the earlier of (i) ninety (90) days after the Effective Time or (ii) the date that any event occurs which would cause EastGroup to be required to file a post-effective amendment under the Securities Act in order to update the Proxy Statement/Prospectus (as defined in Section 8.10) pursuant to Section 10 of the Securities Act.

                          (b)        Each Share held in the treasury of LNH and
each Share held by EastGroup immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

                 Section 1.7 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction of all conditions described in Article VI, LNH and Sub shall execute in the manner required by the Maryland Law and deliver to the Maryland Secretary of State the duly executed Articles of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filing referred to in this Section, a closing (the "Closing") will be held at the offices of EastGroup in Jackson, Mississippi (or such other place as the parties may agree), for the purpose of implementing all transactions described in this Agreement.

                                  ARTICLE II.
                     DISSENTING SHARES; EXCHANGE OF SHARES

                 Section 2.1 Dissenting Shares. Shareholders of LNH who do not vote for the Merger will not have appraisal rights.

                 Section 2.2         Exchange of Shares.

                          (a)        Promptly after the Effective Time, Sub
shall cause EastGroup's transfer agent (the "Agent") to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares of LNH (the "Certificate(s)") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of and title to the Certificate shall pass to Sub upon physical delivery to the Agent) and instructions for use in effecting the surrender of the Certificate and for receiving any payment for fractional shares. Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates and cash representing the Merger Consideration and such surrendered Certificate shall then be cancelled. If issuance is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Certificates surrendered or established to the satisfaction of EastGroup that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes the right to receive the Merger Consideration.

                          (b)        At and after the Effective Time there
shall be no transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of LNH. If, after the Effective Time, Certificates are presented to Sub, they shall be cancelled and exchanged for the Merger Consideration provided in this Article II. At the close of business on the day prior to the Effective Time the stock ledger of LNH shall be closed.

                          (c)        From and after the Effective Time, holders
of Certificates formerly evidencing Shares shall cease to have any rights as shareholders of LNH, except as provided herein or by law.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF LNH

                 LNH represents and warrants to EastGroup as follows:

                 Section 3.1 Organization and Qualification. LNH is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. All Subsidiaries of LNH are legal entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of LNH and its Subsidiaries has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. LNH and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined in Section 8.10) on LNH or such Subsidiary.

                 Section 3.2         Capitalization.

                          (a)        The authorized capital stock of LNH
consists of 15,000,000 Shares. As of the date hereof, 2,200,000 Shares were issued and outstanding and no Shares were held in treasury. Neither LNH nor any Subsidiary has any shares of its capital stock reserved for issuance. All issued and outstanding Shares are validly issued, fully paid, non-assessable and free of preemptive rights.

                          (b)        The Disclosure Schedule sets forth the
name, the number of shares of authorized capital stock and the number of issued and outstanding shares of capital stock or other indicia of ownership of each direct or indirect Subsidiary of LNH. Except as set forth in such schedule, all of the outstanding shares of capital stock of each of such Subsidiaries are owned, directly or indirectly, by LNH, beneficially and of record. All of such shares of capital stock of the Subsidiaries are owned free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and are not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares. There are no outstanding subscriptions, options, convertible securities, warrants or claims of any kind issued or granted by or binding on LNH to purchase or otherwise acquire any security of or equity interest in any of such Subsidiaries. All of the outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and none has been issued in violation of the preemptive rights of any stockholder.

                 Section 3.3 Authority Relative to this Agreement. LNH has all requisite power and authority to execute and deliver this Agreement and (other than approval of the Merger and this Agreement by the holders of two-thirds of all the votes entitled to be cast) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by the Board of Directors of LNH, and no other corporate proceedings on the part of LNH are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of the Merger and this Agreement by the holders of two-thirds of the Shares entitled to vote). This Agreement has been duly and validly executed and delivered by LNH and constitutes a valid and binding agreement of LNH, enforceable against LNH in accordance with its terms.

                 Section 3.4 SEC Reports. To the best of its knowledge, LNH has filed all required forms, reports and documents with the SEC ("LNH SEC Reports") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such LNH SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained nor contains, or if to be filed in the future, will contain, any untrue statement of a material fact, or omitted, omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Each of the financial statements in or incorporated by reference into the LNH SEC Reports is fairly stated as of its date (subject, in the case of unaudited interim statements, to normal year-end audit adjustments) and is presented in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as may be noted therein; and independent certified public accountants for LNH have rendered or will render an unqualified opinion with respect to each audited financial statement included in the LNH SEC Reports or, if qualified, such qualification is or will be reasonably satisfactory to EastGroup. The financial statements included or to be included in the LNH SEC Reports are hereinafter sometimes collectively referred to as the "LNH Financial Statements."

                 Section 3.5 Proxy Statement/Prospectus. The Proxy Statement/Prospectus required for the consummation of the Merger will comply in all material respects with the Securities Act and the Exchange Act, except that no representation will be made by LNH with respect to information supplied in writing by EastGroup or any affiliate of EastGroup specifically for inclusion in the Proxy Statement/Prospectus. None of the information relating to LNH and its Subsidiaries supplied in writing by LNH specifically for inclusion in the Proxy Statement/Prospectus shall, at the time the Proxy Statement/Prospectus is mailed or at the time of the Special Meeting (as defined in Section 8.10), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Section 3.6 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule delivered herewith, neither the execution and delivery of this Agreement by LNH nor the consummation of the transactions contemplated hereby nor compliance by LNH with any of the provisions hereof will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation, as amended, Bylaws, as amended, or other organization documents of LNH or the Articles of Incorporation and Bylaws of any Subsidiary, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined in Section 8.10), except
(i) pursuant to the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the Maryland Law, (iii) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, (c) result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract (as defined in Section 3.16), license, agreement or other instrument or obligation to which LNH or any of its Subsidiaries is a party or by which LNH, any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of LNH or any of its Subsidiaries which would have a Material Adverse Effect on LNH or any of its Subsidiaries, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to LNH, any of its Subsidiaries or any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect.

                 Section 3.7 Litigation, etc. Except as described in the Disclosure Schedule, (a) there is no action, claim, or proceeding pending or, to the knowledge of LNH, threatened, to which LNH or any of its Subsidiaries is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on LNH, (b) neither LNH nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on LNH and (c) there are no claims asserted or actions or proceedings pending against any officer or director of LNH arising out of or pertaining to any action or omission within the scope of his or her employment or position with LNH, which claim, action or proceeding would involve a Material Adverse Effect on LNH. All litigation and other administrative, judicial or quasi-judicial proceedings to which LNH is a party or to which it has been threatened, to LNH's knowledge, to be made a party, are described in the Disclosure Schedule.

                 Section 3.8 Changes. Except as expressly contemplated by this Agreement or as reflected in the Disclosure Schedule or in LNH SEC Reports, since December 31, 1994, LNH and its Subsidiaries has conducted its business only in the ordinary and usual course, and, except as set forth in the Disclosure Schedule or in LNH SEC Reports, none of the following has occurred:

                          (a)        any material adverse change in the
condition (financial or other), results of operations, business, assets and employee relations of LNH and its Subsidiaries, taken as a whole;

                          (b)        any change in accounting methods,
principles or practices by LNH materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                          (c)        any damage, destruction or loss, whether
or not covered by insurance, materially adversely affecting the condition (financial or other), business or operations of LNH and its Subsidiaries, taken as a whole;

                          (d)        any declaration, setting aside or payment
of dividends or distributions in respect of the Shares (other than those dividends publicly announced, declared and paid by LNH), or any redemption, purchase or other acquisition of any of LNH's securities;

                          (e)        any issuance by LNH of, or commitment of
LNH to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock;

                          (f)        any entry by LNH or any of LNH's
Subsidiaries into any commitment or transaction material to the condition (financial or other), business or operations of LNH and its Subsidiaries, taken as a whole, which is not in the ordinary course of business and consistent with past practice;

                          (g)        any revaluation by LNH or any of LNH's
Subsidiaries of any of its assets, including, without limitation, writing down the value of assets or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice;

                          (h)        any action taken by LNH or any of LNH's
Subsidiaries of the type referred to in Section 5.1;

                          (i)        any agreement by LNH to do any of the
things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for herein; and

                          (j)        any waiver by LNH or any of its
Subsidiaries of any rights that, singularly or in the aggregate, are material to the business, assets, financial condition or results of operation of LNH and its Subsidiaries, taken as a whole.

                 Section 3.9         Property and Environmental Matters.

                          (a)        Except as disclosed in the Disclosure
Schedule, to the best knowledge of LNH, the location, construction, occupancy, operation, condition and use of the real property now or previously owned, leased by or in the possession of LNH or its Subsidiaries (the "Real Property"), the facilities or improvements located thereon and the operations and practices of LNH and its Subsidiaries are or at the time of ownership, lease or possession were in substantial compliance with all Environmental Laws (as defined in Section 8.10) and any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property, including, without limitation, all applicable zoning ordinances and building codes in effect at the time of improvement of such Real Property, flood disaster and occupational health and safety laws.

                          (b)        Neither LNH nor any of its Subsidiaries is
subject to any material liability or obligation, including investigatory or remedial obligations under any Environmental Law or the common law with respect to Hazardous Materials (as defined in Section 8.10), relating to (i) the environmental conditions on, under or about the Real Property, including, without limitation, the air, soil, surface water and groundwater conditions at the Real Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Materials.

                          (c)        With the exception of those Hazardous
Materials and activities described in the Disclosure Schedule, to the best knowledge of LNH, no portion of the Real Property is being used, nor has been used by LNH or its Subsidiaries at any previous time, for the generation, storage, treatment, processing, disposal or other handling of any Hazardous Materials.

                          (d)        Neither LNH nor any of its Subsidiaries
has received any notice and is not aware of any existing condition (including the condition of the Real Property, whether or not caused by LNH or any Subsidiary) or the practice of the business conducted by LNH or its Subsidiaries which forms or could form the basis of any claim, action, suit, proceeding, administrative consent or agreement, litigation or settlement, hearing or investigation, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling of, or the emission, discharge, release or threatened release into the environment of, any Hazardous Materials which, if decided against LNH or any of its Subsidiaries, would have a Material Adverse Effect on LNH and its Subsidiaries.

                          (e)        LNH and its Subsidiaries have listed and
described on the Disclosure Schedule or made available to EastGroup, as appropriate (i) all treatment, storage and disposal facilities, as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., as amended, or under similar Environmental Laws, and all underground storage tanks, whether empty, filled, or partially filled with any substance, that are located on the Real Property; (ii) the current and past Hazardous Material disposal practices of LNH and its Subsidiaries; and (iii) any environmental assessment or environmental audit reports delivered to LNH or its Subsidiaries.

                          (f)        To the best of its knowledge, LNH and its
Subsidiaries are not required to obtain or apply for any permit, license, registration, notification or similar authorization under any Environmental Law for the conduct of LNH's or its Subsidiaries' business or relating to the Real Property, the facilities, improvements or equipment located thereon.

                          (g)        No portion of the Real Property has been
designated as a covered facility under CERCLA (as defined in Section 8.10(a)) or included on any similar "superfund" list or registry or has been made subject to any environmental lien pursuant to any Environmental Law or by any Governmental Authority.

                 Section 3.10 ERISA Matters. LNH and each of its Subsidiaries have no "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its employees. LNH has never contributed to a "multiemployer plan" as defined in
Section 3(37) of ERISA.

                 Section 3.11 REIT Status. For all years in which it has been in existence, LNH has continuously been organized and operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). LNH has no intention of changing its operations or engaging in activities which adversely affect its ability to qualify, or make economically undesirable its continued qualification as, a real estate investment trust.

                 Section 3.12        Taxes, Tax Returns.

                          (a)        LNH has delivered to EastGroup copies of
the federal income tax returns of LNH for each of the last three fiscal years and all schedules and exhibits thereto. Except as set forth on the Disclosure Schedule, each of LNH and its Subsidiaries has duly and timely filed in correct form all federal, state and local information returns and tax returns ("Returns") required to be filed by it and its Subsidiaries on or prior to the date hereof (all such Returns, to the best knowledge of LNH, being accurate and complete in all material respects) and, to the best knowledge of LNH, has duly paid or made provision for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by any governmental authority (including, without limitation, those due in respect of LNH's properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith, and set forth in the Disclosure Schedule and (ii) have not been finally determined. The liabilities and reserves for taxes in the LNH Financial Statements are sufficient in the aggregate for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the period ended December 31, 1994 or for any year or period prior thereto, and for which LNH or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

                          (b)        To the best knowledge of LNH, (i) proper
and accurate amounts have been withheld by LNH and its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) Returns which are accurate and complete in all material respects have been filed by LNH and its Subsidiaries for all periods for which Returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (iii) the amounts shown on such Returns to be due and payable have been paid in full or adequate provision therefor has been included by LNH in the most recent LNH Financial Statements.

                 Section 3.13 Tax Audits. Except as disclosed in LNH SEC Reports or in the Disclosure Schedule, (a) no audit of any material Return of LNH or any Subsidiary is currently in progress nor has LNH or any Subsidiary been notified that such an audit is contemplated by any taxing authority, (b) neither LNH nor any Subsidiary has extended any statute of limitations with respect to the period for assessment of any federal, state or local tax, (c) neither LNH nor any Subsidiary contemplates the filing of an amendment to any Return, which amendment would have a Material Adverse Effect on LNH and its Subsidiaries, and
(d) neither LNH nor any Subsidiary has any actual or potential material liability for any tax obligation of any taxpayer (including, without limitation, any affiliated group of corporations or other entities which included LNH or any Subsidiary during a prior period) other than LNH or its Subsidiaries. Except as disclosed in the LNH SEC Reports or the Disclosure Schedule, there are no material tax claims pending against LNH or any Subsidiary, there are no material tax claims threatened to be asserted against LNH or any Subsidiary, and there are no material issues which have been raised in prior periods or audits which by application of similar principles are expected to result in a material tax claim for any other period. For purposes of this Section 3.12, "tax" and "taxes" shall include all income, gross receipt, franchise, excise, real and personal property, sales, ad valorem, employment, withholding and other taxes imposed by any foreign, federal, state, municipal, local or other Governmental Authority, including assessments in the nature of taxes.

                 Section 3.14 Undisclosed Liabilities. LNH and its Subsidiaries are not liable for or subject to any material Liabilities (as hereinafter defined), except (a) Liabilities adequately disclosed or reserved for in the most recent LNH Financial Statements and not heretofore paid or discharged, (b) Liabilities under any contract, commitment or agreement specifically disclosed on the Disclosure Schedule, none of which Liabilities under any such contract, commitment or agreement was required under generally accepted accounting principles consistently applied to have been adequately and specifically disclosed or reserved for in the most recent LNH Financial Statements, or (c) Liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of LNH, and in accordance with this Agreement, since the date of the most recent LNH Financial Statements. As used in this Agreement, the term "Liability" shall include any direct or indirect liability, indebtedness, obligation, guarantee or endorsement (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), whether known or unknown, accrued, absolute, contingent or otherwise.

                 Section 3.15        No Default; Compliance.

                          (a)        Except as set forth in the Disclosure
Schedule, neither LNH nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which LNH or any of its Subsidiaries is a party or by which either LNH or any of its Subsidiaries or any of its properties is bound, (ii) any judgment, order or injunction of any court, arbitrator or governmental agency or (iii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a Material Adverse Effect.

                          (b)        Except as set forth in the Disclosure
Schedule, LNH and each of its Subsidiaries has complied with all laws, regulations, orders, judgments or decrees of any federal or state court or governmental authority applicable to its business and operations, the non-compliance with which might reasonably be expected to have a Material Adverse Effect.

                 Section 3.16 Contracts and Commitments. Except as listed and described in the Disclosure Schedule, to the best of its knowledge, neither LNH nor any of its Subsidiaries is a party to, nor is it or any of its assets bound by, any written or oral:

                                        (a)        contract with any present or
                 former shareholder, director, officer, employee or consultants;

                                        (b)        contract with any labor
union or other representative of employees;

                                        (c)        contract for the future
                 purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving payment or potential payment by LNH of $25,000 or more under any one contract or series of related contracts;

                                        (d)        any contract, including,
                 without limitation, any outstanding quotations, bids or proposals, to sell goods or to perform services in an aggregate amount in excess of $25,000;

                                        (e)        distributorship,
                 representative or sales agency agreement, contract or commitment;

                                        (f)        conditional sale agreement
                 or lease under which LNH is either the seller or purchaser, lessor or lessee, involving annualized payments or potential payments by or to LNH that are in excess of $25,000;

                                        (g)        contract (including, without
                 limitation, any note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement or loan agreement) for the borrowing or lending of money (including, without limitation, those to or from officers, directors or shareholders of LNH, or any affiliates or members of their immediate families, for a line of credit, or for a guarantee, security, indemnitee, pledge or undertaking of the indebtedness or obligations of any other person);

                                        (h)        contract for any charitable
                 or political contribution;

                                        (i)        contract for any capital
                 expenditure involving future payments, which, together with future payments under all other existing contracts for the same capital project, are in excess of $25,000;

                                        (j)        contract limiting or
                 restraining LNH from engaging or competing in any lines of business with any person, nor is any officer or employee of LNH subject to any such agreement, contract or commitment;

                                        (k)        license, franchise,
                 distributorship or other contract relating in whole or in part to any ideas, technical assistance or other know-how of or used by LNH;

                                        (l)        contract which is expected
                 to continue for more than six months from the date hereof;

                                        (m)        contract not made in the
                 ordinary course of business; or

                                        (n)        any guaranty, direct or
                 indirect, of any contract, lease or agreement entered into by LNH, any of its Subsidiaries, their officers or directors.

(Each of the foregoing is referred to herein as a "Contract".) Except as may be disclosed on the Disclosure Schedule, each of the Contracts listed on the Disclosure Schedule is valid and enforceable in accordance with its terms; LNH and, to the best of LNH's knowledge, the other parties thereto are in substantial compliance with the provisions thereof; except as may be disclosed on the Disclosure Schedule, neither LNH nor any other party is (or, by reason of the consummation of the transactions contemplated by this Agreement, will be) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and no event has occurred or is anticipated to occur (including the consummation of the transactions contemplated by this Agreement) which with or without the giving of notice or lapse of time, or both, would constitute a default or give the right of termination thereunder; furthermore, except as may be disclosed on the Disclosure Schedule, no such Contract contains any contractual requirement with which there is a reasonable likelihood that either (i) LNH or any other party thereto will be unable to comply or (ii) compliance therewith by LNH will have a Material Adverse Effect on LNH and its Subsidiaries, taken as a whole. Except as set forth in the Disclosure Schedule, neither LNH nor any of its officers has made any oral commitments or has any oral understandings which may be material to LNH.

                 Section 3.17 Compliance with Permits. To the best of LNH's knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by LNH or its Subsidiaries of its properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations, except where the failure to obtain and hold such permits, or any violation thereof by LNH or its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or business of LNH or its Subsidiaries contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

                 Section 3.18 Title to Property. Except as disclosed on the Disclosure Schedule, LNH and each of its Subsidiaries has good and marketable title, free and clear (except as indicated in the most recent LNH Financial Statements and liens for current taxes not yet due and payable), of all security interests, liens, encumbrances and encroachments of a material nature, to its property and assets that are material to LNH's business.

                 Section 3.19 Insurance. The Disclosure Schedule sets forth a complete and accurate list and description of all insurance policies in force naming LNH, any of its Subsidiaries or any employees of any of them as an insured or beneficiary or as a loss payable payee or for which LNH or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums. Neither LNH nor any of its Subsidiaries has received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and LNH and its Subsidiaries are in compliance with all conditions contained therein, the noncompliance with which could result in the termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by LNH or any of its Subsidiaries as to which insurers have denied liability, no defenses provided by insurers under reservations of rights, and no material claim under such insurance that has not been properly filed by LNH or any of its Subsidiaries.

                 Section 3.20        Control Share Provisions Inapplicable.
The Merger will not be subject to Sections 3-601 et. seq. of the Maryland Law concerning special voting requirements for transactions with interested stockholders and Sections 3-701 et. seq. of the Maryland Law concerning the voting rights of certain control shares.

                 Section 3.21 Representations and Warranties Continuing. The representations and warranties set forth herein shall be true and correct on the date hereof and at all times prior to the Effective Time as if made from time to time, including, without limitation, at the Effective Time.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                              OF EASTGROUP AND SUB

                 EastGroup and Sub, jointly and severally, represent and warrant to LNH as follows:

                 Section 4.1 Organization and Qualification. EastGroup is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. All Subsidiaries of EastGroup are legal entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of EastGroup and its Subsidiaries has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. EastGroup and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on EastGroup or such Subsidiary.

                 Section 4.2         Capitalization; Subsidiaries.

                          (a)  The authorized capital stock of EastGroup
consists of 10,000,000 shares of beneficial interest, par value $1.00 per share. As of December 19, 1995, 4,231,656 shares of beneficial interest were issued are outstanding and no shares held in treasury. Neither EastGroup nor any Subsidiary has any shares of its capital stock reserved for issuance, except for 300,000 shares of beneficial interest of EastGroup issuable pursuant to employee and director stock options. No other options, warrants or other securities convertible into capital stock of EastGroup are outstanding. All issued and outstanding shares of beneficial interest of EastGroup are validly issued, fully paid, non-assessable and free of preemptive rights.

                          (b)        The Disclosure Schedule sets forth the
name, the number of shares of authorized capital stock and the number of issued and outstanding shares of capital stock or other indicia of ownership of each direct or indirect Subsidiary of EastGroup. Except as set forth in such schedule, all of the outstanding shares of capital stock of each of such Subsidiaries are owned, directly or indirectly, by EastGroup, beneficially and of record. All of such shares of capital stock of the Subsidiaries are owned free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and are not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares. There are no outstanding subscriptions, options, convertible securities, warrants or claims of any kind issued or granted by or binding on EastGroup and Sub to purchase or otherwise acquire any security of or equity interest in any of such Subsidiaries. All of the outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and none has been issued in violation of the preemptive rights of any stockholder.

                 Section 4.3 Authority Relative to this Agreement. EastGroup and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Trustees of EastGroup and the Board of Directors of Sub and by EastGroup as sole shareholder of Sub, and no other corporate proceedings on the part of EastGroup and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by EastGroup and Sub and constitutes a valid and binding agreement of EastGroup and Sub, enforceable against EastGroup and Sub in accordance with its terms.

                 Section 4.4 SEC Reports. To the best of its knowledge, EastGroup has filed all required forms, reports and documents with the SEC ("EastGroup SEC Reports") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and interpretive releases promulgated thereunder. None of such EastGroup SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained or contains, or, if to be filed in the future will contain, any untrue statement of a material fact, or omitted, omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Each of the consolidated financial statements in or incorporated by reference into the EastGroup SEC Reports is fairly stated as of its date (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), and is presented in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as may be noted therein; and independent certified public accountants for EastGroup have rendered or will render an unqualified opinion with respect to each audited financial statement included in the EastGroup SEC Reports or, if qualified, such qualification is reasonably satisfactory to LNH. The consolidated financial statements included or to be included in the EastGroup SEC Reports are hereinafter sometimes collectively referred to as the "EastGroup Financial Statements."

                 Section 4.5 Proxy Statements/Prospectus. The Proxy Statement/Prospectus required for the consummation of the Merger will comply in all material respects with the Securities Act and the Exchange Act, except that no representation will be made by EastGroup with respect to information supplied in writing by LNH or any affiliate of LNH specifically for inclusion in the Proxy Statement/Prospectus. None of the information relating to EastGroup and its Subsidiaries supplied in writing by EastGroup specifically for inclusion in the Proxy Statement/Prospectus shall, at the time the Proxy Statement/Prospectus is mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Section 4.6 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule, neither the execution and delivery of this Agreement by EastGroup and Sub nor the consummation of the transactions contemplated hereby nor compliance by EastGroup and Sub with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Declaration of Trust, as amended or Trustees Regulations of EastGroup or the Articles of Incorporation and Bylaws of any Subsidiary, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the Maryland Law, (iii) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states, or
(iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, (c) result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, EastGroup Contract (as defined in Section 4.16), license, agreement or other instrument or obligation to which EastGroup or any of its Subsidiaries is a party or by which EastGroup, any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of EastGroup or any of its Subsidiaries, which would have a material Adverse Effect on EastGroup or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EastGroup, any of its Subsidiaries or any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect.

                 Section 4.7 Litigation, etc. Except as described in the Disclosure Schedule, (a) there is no action, claim, or proceeding pending or, to the knowledge of EastGroup and Sub, threatened, to which EastGroup or any of its Subsidiaries is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on EastGroup and Sub, (b) neither EastGroup nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on EastGroup and Sub, and (c) there have been no claims made or actions or proceedings brought against any officer, trustee or director of EastGroup and Sub arising out of or pertaining to any action or omission within the scope of his or her employment or position with EastGroup and Sub, which claim, action or proceeding would involve a Material Adverse Effect on EastGroup and Sub taken as a whole. All litigation and other administrative, judicial or quasi-judicial proceedings to which EastGroup or Sub is a party or to which it has been threatened to EastGroup's knowledge to be made a party, are described in the Disclosure Schedule.

                 Section 4.8 Changes. Except as expressly contemplated by this Agreement or as reflected in the Disclosure Schedule or in the EastGroup SEC Reports, since December 31, 1994, EastGroup and the Subsidiaries have conducted their business only in the ordinary and usual course, and, except as set forth in the Disclosure Schedule or in the EastGroup SEC Reports, none of the following has occurred:

                          (a)        any material adverse change in the
condition (financial or other), results of operations, business, assets and employee relations of EastGroup and its Subsidiaries, taken as a whole;

                          (b)        any change in accounting methods,
principles or practices by EastGroup materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                          (c)        any damage, destruction or loss, whether
or not covered by insurance, materially adversely affecting the condition (financial or other), business or operations of EastGroup and its Subsidiaries, taken as a whole;

                          (d)        any declaration, setting aside or payment
of dividends or distributions in respect of the shares of beneficial interest of EastGroup (other than those dividends publicly announced, declared and paid by EastGroup), or any redemption, purchase or other acquisition of any of its securities;

                          (e)        any issuance by EastGroup and Sub of, or
commitment of EastGroup and Sub to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock;

                          (f)        any entry by EastGroup and Sub or any of
EastGroup's Subsidiaries into any commitment or transaction material to the condition (financial or other), business or operations of EastGroup and its Subsidiaries, taken as a whole, which is not in the ordinary course of business and consistent with past practice;

                          (g)        any revaluation by EastGroup or any of its
Subsidiaries of any of their respective assets, including without limitation, writing down the value of assets or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice;

                          (h)        any action taken by EastGroup or any of
its Subsidiaries of the type referred to in Section 5.1;

                          (i)        any agreement by EastGroup and Sub to do
any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for herein; and

                          (j)        any waiver by EastGroup or any of its
Subsidiaries of any rights that, singularly or in the aggregate, are material to the business, assets, financial condition or results of operation of EastGroup and its Subsidiaries, taken as a whole.

                 Section 4.9         Property and Environmental Matters.

                          (a)        Except as disclosed in the Disclosure
Schedule, to the best knowledge of EastGroup and Sub, the location, construction, occupancy, operation, condition and use of the real property now or previously owned, leased by or in the possession of EastGroup or its Subsidiaries (the "EastGroup Real Property"), the facilities or improvements located thereon and the operations and practices of EastGroup and its Subsidiaries are or at the time of ownership, lease or possession were in substantial compliance with all Environmental Laws and any restrictive covenant or deed restriction (recorded or otherwise) affecting EastGroup Real Property, including, without limitation, all applicable zoning ordinances and building codes in effect at the time of improvements to such EastGroup Real Property, flood disaster and occupational health and safety laws.

                          (b)        Neither EastGroup nor any of its
Subsidiaries is subject to any material liability or obligation, including investigatory or remedial obligations under any Environmental Law or the common law with respect to Hazardous Materials relating to (i) the environmental conditions on, under or about EastGroup Real Property, including, without limitation, the air, soil, surface water and groundwater conditions at the EastGroup Real Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Materials.

                          (c)        With the exception of those Hazardous
Materials and activities described in the Disclosure Schedule, to the best knowledge of EastGroup and Sub, no portion of the EastGroup Real Property is being used, nor has been used by EastGroup or its Subsidiaries at any previous time, for the generation, storage, treatment, processing, disposal or other handling of any Hazardous Materials.

                          (d)        Neither EastGroup nor any of its
Subsidiaries has received any notice or is aware of any existing condition (including the condition of the EastGroup Real Property, whether or not caused by EastGroup or any Subsidiary) or the practice of the businesses conducted by EastGroup or its Subsidiaries which forms or could form the basis of any claim, action, suit, proceeding, administrative consent or agreement, litigation or settlement, hearing or investigation, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling of, or the emission, discharge, release or threatened release into the environment of, any Hazardous Material which, if decided against EastGroup or any of its Subsidiaries, would have a Material Adverse Effect on EastGroup and its Subsidiaries.

                          (e)        EastGroup and its Subsidiaries have listed
and described on the Disclosure Schedule (i) all treatment, storage and disposal facilities, as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. #6901, et seq., as amended, or under similar Environmental Laws, and all underground storage tanks, whether empty, filled, or partially filled with any substance, that are located on the EastGroup Real Property;
(ii) the current and past Hazardous Material disposal practices of EastGroup and its Subsidiaries; and (iii) any environmental assessment or environmental audit reports delivered to EastGroup or its Subsidiaries.

                          (f)        To the best of their knowledge, EastGroup
and its Subsidiaries have obtained or applied for all permits, licenses, registrations, notifications and similar authorizations required under Environmental Laws for the conduct of EastGroup's or its Subsidiaries' business or relating to EastGroup's Real Property, the facilities, improvements or equipment located thereon. The Disclosure Schedule includes a list of the Environmental Permits.

                          (g)        Except as identified in the Disclosure
Schedule, EastGroup and its Subsidiaries are in substantial compliance with all terms and conditions of the Environmental Permits and no proceeding is pending for the revocation of any Environmental Permit.

                          (h)        No portion of the EastGroup Real Property
has been designated as a covered facility under CERCLA or included on any similar "superfund" list or registry or has been made subject to any environmental lien pursuant to any Environmental Law or by any Governmental Authority.

                 Section 4.10 Compliance with ERISA. EastGroup, each of its Subsidiaries and all EastGroup Employee Benefit Plans, that cover any of its or their employees (which EastGroup Employee Benefit Plans are listed on the Disclosure Schedule), comply with all laws, requirements and orders under ERISA and the Code, the breach or violation of which would have a Material Adverse Effect on EastGroup and its Subsidiaries, taken as a whole; the present value of all of the assets of each of its EastGroup Employee Benefit Plans that is subject to Title VI of ERISA equals or exceeds the present value of all of the benefits accrued under each such EastGroup Employee Benefit Plan as of the end of the most recent plan year with respect to such plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the last actuarial evaluation for each such plan; none of the employees of EastGroup or any of its Subsidiaries is covered by a collective bargaining agreement; neither EastGroup nor any of its Subsidiaries has ever contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA; neither the EastGroup Employee Benefit Plans nor any fiduciary or administrator thereof has engaged in a "prohibited transaction" as defined in Section 406 of ERISA or, where applicable, Section 4975 of the Code for which no exemption is applicable, that may have any Material Adverse Effect on

EastGroup and its Subsidiaries, taken as a whole, nor have there been any "reportable events" as defined in Section 4043 of ERISA for which the thirty-day notice has not been waived.

                 Section 4.11 REIT Status. For all years in which it has been in existence, EastGroup has continuously been organized and operated in conformity with the requirements for qualification as a real estate investment trust under the Code. EastGroup has no intention of changing its operations or engaging in activities which adversely affect its continued qualification as, a real estate investment trust.

                 Section 4.12        Taxes, Tax Returns.

                          (a)        EastGroup will deliver to LNH copies of
the federal income tax returns of EastGroup for each of the last three fiscal years and all schedules and exhibits thereto. Except as set forth on the Disclosure Schedule, each of EastGroup and its Subsidiaries has duly and timely filed in correct form all Returns required to be filed by it and its Subsidiaries on or prior to the date hereof (all such Returns to the best knowledge of EastGroup being accurate and complete in all material respects) and, to the best knowledge of EastGroup, has duly paid or made provision for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by any governmental authority (including, without limitation, those due in respect of their properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in the Disclosure Schedule and
(ii) have not been finally determined. The liabilities and reserves for taxes in the EastGroup Financial Statements are sufficient in the aggregate for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the period ended December 31, 1995 or for any year or period prior thereto, and for which EastGroup or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

                          (b)        To the best knowledge of EastGroup, (i)
proper and accurate amounts have been withheld by EastGroup and its Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state or local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) Returns which are accurate and complete in all material respects have been filed by EastGroup and each of its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (iii) the amounts shown on such returns to be due and payable have been paid in full, or adequate provision therefore has been included by EastGroup in the EastGroup Financial Statements.

                 Section 4.13 Tax Audits. Except as disclosed in the EastGroup SEC Reports or in the Disclosure Schedule, (a) no audit of any material Return of EastGroup or any Subsidiary is currently in progress, nor has EastGroup or any Subsidiary been notified that such an audit is contemplated by any taxing authority, (b) neither EastGroup nor any Subsidiary has extended any statute of limitations with respect to the period for assessment of any federal, state or local tax, (c) neither EastGroup nor any Subsidiary contemplates the filing of an amendment to any Return, which amendment would have a Material Adverse Effect on EastGroup and its Subsidiaries, taken as a whole, and (d) neither EastGroup nor any Subsidiary has any actual or potential material liability for any tax obligation of any taxpayer (including, without limitation, any affiliated group of corporations or other entities which included EastGroup or any Subsidiary during a prior period) other than EastGroup or its Subsidiaries. Except as disclosed in the EastGroup SEC Reports or the Disclosure Schedule, there are no material tax claims pending against EastGroup or any Subsidiary, there are no material tax claims threatened to be asserted against EastGroup or any Subsidiary, and there are no material issues which have been raised in prior periods or audits which by application of similar principles are expected to result in a material tax claim for any other period. For purposes of this Section 4.12, "tax" and "taxes" shall include all income, gross receipt, franchise, excise, real and personal property, sales, ad valorem, employment, withholding and other taxes imposed by any foreign, federal, state, municipal, local or other Governmental Authority, including assessments in the nature of taxes.

                 Section 4.14 Undisclosed Liabilities. EastGroup and its Subsidiaries are not liable for or subject to any material Liabilities except (a) Liabilities adequately disclosed or reserved for in the most recent EastGroup Financial Statements and not heretofore paid or discharged, (b) Liabilities under any contract, commitment or agreement specifically disclosed on the Disclosure Schedule, none of which Liabilities under any such contract, commitment or agreement were required under generally accepted accounting principles consistently applied to have been adequately and specifically disclosed or reserved for in the most recent EastGroup Financial Statements, or
(c) Liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of EastGroup, and in accordance with this Agreement, since the date of the most recent EastGroup Financial Statements.

                 Section 4.15        No Default; Compliance.

                          (a)        Except as set forth in the Disclosure
Schedule, neither EastGroup nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which either EastGroup or any of its Subsidiaries is a party or by which either EastGroup or any of its Subsidiaries or its properties is bound, (ii) any judgment, order or injunction of any court, arbitrator or governmental agency or (iii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a Material Adverse Effect.

                          (b)        Except as set forth in the Disclosure
Schedule, EastGroup and each of its Subsidiaries have complied with all laws, regulations, orders, judgments or decrees of any federal or state court or governmental authority applicable to their respective businesses and operations, the non-compliance with which might reasonably be expected to have a Material Adverse Effect.

                 Section 4.16 Contracts and Commitments. Except as listed and described in the Disclosure Schedule, to the best of EastGroup's knowledge, neither EastGroup nor any of its Subsidiaries is a party to, nor are they or their assets bound by any written or oral:

                                     (a)           contract with any present or
                 former stockholder, trustee, director, officer, employee or consultants;

                                     (b)           contract with any labor
                 union or other representative of employees;

                                     (c)           contract for the future
                 purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving payment or potential payment by EastGroup of $25,000 or more under any one contract or series of related contracts;

                                     (d)           any contract, including,
                 without limitation, any outstanding quotations, bids or proposals, to sell goods or to perform services in an aggregate amount in excess of $25,000;

                                     (e)           distributorship,
                 representative or sales agency agreement, contract or commitment;


                                     (f)           conditional sale agreement
                 or lease under which EastGroup is either the seller or purchaser, lessor or lessee, involving annualized payments or potential payments by or to EastGroup that are in excess of $25,000;

                                     (g)           contract (including, without
                 limitation, any note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement or loan agreement) for the borrowing or lending of money (including, without limitation, those to or from officers, trustees or shareholders of EastGroup, or any affiliates or members of their immediate families, for a line of credit, or for a guarantee, security, indemnitee, pledge or undertaking of the indebtedness or obligations of any other person);

                                     (h)           contract for any charitable
                 or political contribution;

                                     (i)           contract for any capital
                 expenditure involving future payments, which, together with future payments under all other existing contracts for the same capital project, are in excess of $25,000;

                                     (j)           contract limiting or
                 restraining EastGroup from engaging or competing in any lines of business with any person, nor is any officer or employee of EastGroup subject to any such agreement, contract or commitment;

                                     (k)           license, franchise,
                 distributorship or other contract relating in whole or in part to any ideas, technical assistance or other know-how of or used by EastGroup;

                                     (l)           contract which is expected
                 to continue for more than six months from the date hereof;

                                     (m)           contract not made in the
                 ordinary course of business; or

                                     (n)           any guaranty, direct or
                 indirect, of any person of any contract, lease or agreement entered into by EastGroup, any of its Subsidiaries or any of their officers, trustees or directors.

(Each of the foregoing is referred to herein as a "EastGroup Contract.")
Except as may be disclosed on the Disclosure Schedule, each of the EastGroup Contracts listed on the Disclosure Schedule is valid and enforceable in accordance with its terms; EastGroup and, to the best of EastGroup's knowledge, the other parties thereto are in substantial compliance with the provisions thereof; except as may be disclosed on the Disclosure Schedule, neither EastGroup nor any other party is (or by reason of the consummation of the transactions contemplated by this Agreement, will be) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and no event has occurred or is anticipated to occur (including the consummation of the transactions contemplated by this Agreement) which with or without the giving of notice or lapse of time, or both, would constitute a default or give the right of termination thereunder; furthermore, except as may be disclosed on the Disclosure Schedule, no such contract contains any contractual requirement with which there is a reasonable likelihood that either (i) EastGroup or any other party thereto will be unable to comply or (ii) compliance therewith by EastGroup will have a Material Adverse Effect on EastGroup and its Subsidiaries taken as a whole. Except as set forth in the Disclosure Schedule, neither EastGroup nor any of its officers has made any oral commitments or has any oral understandings which may be material to EastGroup.

                 Section 4.17 Compliance with Permits. To the best of EastGroup's knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by EastGroup or its Subsidiaries of their respective properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations, except where the failure to obtain and hold such permits, or any violation thereby by EastGroup or its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of EastGroup or its Subsidiaries contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

                 Section 4.18 Title to Property. Except as disclosed on the Disclosure Schedule, EastGroup and each of its Subsidiaries has good and marketable title, free and clear (except as indicated in the most recent EastGroup Financial Statements and liens for current taxes not yet due and payable), of all security interests, liens, encumbrances and encroachments of a material nature, to its property and assets that are material to EastGroup's businesses on a consolidated basis.

                 Section 4.19 Insurance. The Disclosure Schedule sets forth a complete and accurate list and description of all insurance policies in force naming EastGroup, any of its Subsidiaries or any employees of any of them as an insured or beneficiary or as a loss payable payee or for which EastGroup or any of its Subsidiaries has been paid or is obligated to pay all or part of the premiums. Neither EastGroup nor its Subsidiaries has received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and EastGroup and its Subsidiaries are in compliance with all conditions contained therein, the noncompliance with which could result in the termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by EastGroup or any of its Subsidiaries as to which insurers have denied liability, no defenses provided by insurers under reservations of rights, and no material claim under such insurance that has not been properly filed by EastGroup or any of its Subsidiaries.

                 Section 4.20 Shares of Beneficial Interest of EastGroup. The shares of beneficial interest of EastGroup to be issued in the Merger will have been duly authorized and, when issued in accordance with the terms of the Articles of Merger and this Agreement, will be validly issued and fully paid and nonassessable, and no shareholder of EastGroup will have any preemptive rights with respect thereto.

                 Section 4.21        Representations and Warranties Continuing.
The representations and warranties set forth herein shall be true and correct on the date hereof and at all times prior to the Effective Time as if made from time to time, including, without limitation, at the Effective Time.

                                   ARTICLE V.
                                   COVENANTS

                 Section 5.1         Conduct of Business of LNH and EastGroup.
Except as contemplated by this Agreement or disclosed in the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, LNH, LNH's Subsidiaries, EastGroup and EastGroup's Subsidiaries will each conduct their operations according to their ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Disclosure Schedule, neither LNH or any of LNH's Subsidiaries nor EastGroup or any of EastGroup's Subsidiaries will, prior to the Effective Time, without the prior written consent of EastGroup and LNH (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than pursuant to commitments outstanding at the date hereof and referred to in Section 3.2 or 4.2, or (ii) any other securities in respect of, in lieu of or in substitution for, capital stock outstanding on the date hereof, (b) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities, (c) declare or pay any dividend or distribution on any shares of its capital stock (except, in the case of EastGroup and LNH, EastGroup's and LNH's regular quarterly dividend with respect to their shares ), (d) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business, (e) propose or adopt any amendments to its charter or bylaws, (f) enter into, assign or terminate, or amend in any material respect, any Contract or EastGroup Contract, (g) acquire, dispose of, encumber or relinquish any material asset (other than the sale of real properties with the consent of the other parties, which consent shall not be unreasonably withheld), (h) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any asset, (i) make any material capital expenditures other than pursuant to existing capital expenditure programs that are disclosed in the Disclosure Schedule, (j) allow or permit the expiration, termination or cancellation at any time prior to the Effective Time of any of the insurance policies or coverages or surety bonds currently maintained by or on behalf of EastGroup or LNH unless replaced with a policy, coverage or bond having substantially the same coverage and similar terms and conditions, (k) waive, settle or compromise any material litigation or other claim on a basis materially adverse to LNH, LNH's Subsidiaries, EastGroup or EastGroup's Subsidiaries, (l) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect, or (m) incur any indebtedness for borrowed money (other than indebtedness in place at the date of this Agreement).

                 Section 5.2         Access to Information.

                          (a)        Between the date of this Agreement and the
Effective Time, the parties will afford to each other and their authorized representatives reasonable access (subject to tenants' rights) to the real estate, offices, warehouses or other facilities and to the books and records of such party and LNH's Subsidiaries and EastGroup's Subsidiaries, will permit the parties and their representatives to make such reasonable inspections as they may require and will cause their officers and those of LNH's Subsidiaries and EastGroup's Subsidiaries to furnish the parties and their representatives with such financial and operating data, environmental assessments and other information with respect to the business and real property of the parties, LNH's Subsidiaries and EastGroup's Subsidiaries as they and their representatives may from time to time reasonably request. No inspection or examination by either party will constitute a waiver of any claim against the other party for misrepresentation or breach of this Agreement.

                          (b)        The parties will hold and will cause their
representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other requirements of law, all documents and information concerning the parties furnished to them and their representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of the parties or their representatives, or (ii) later lawfully acquired by the parties or their representatives from other sources unless they or their representatives know that such other sources are not entitled to disclose such information) and will not release or disclose such information to any other person, except their auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement, provided that such person shall have first been advised of the confidentiality provision of this Section 5.2. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (iii) in the public domain through no fault of EastGroup, Sub or LNH, as the case may be, or their respective representatives, or (ii) later lawfully acquired by the parties or representatives from other sources, and, if requested, either party will, and will cause its agents, auditors, consultants, representatives and advisors to return to the other, or destroy, all copies of written information furnished.

                          (c)        Each of EastGroup and LNH agrees to
furnish the other at the time of filing with copies of all reports and filings (including exhibits and schedules) filed by either party with the SEC between the date hereof and the Closing.

                 Section 5.3 Best Efforts. Subject to the terms and conditions herein provided, and to the fiduciary duties of the Boards of Trustees and Directors of the parties under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and trustees and directors of each party to this Agreement shall take all such necessary action.

                 Section 5.4 Consents. EastGroup and LNH each will use its best efforts to obtain such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions necessary to effect the transactions contemplated hereby, and to make such filings with Governmental Authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation, (a) the vigorous defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reviewed, and (b) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

                 Section 5.5 Public Announcements. Except as required by law, neither party shall make any news releases or other public announcement pertaining to the existence of this Agreement or the Merger without the prior consent of the other party hereto. To the extent such a release or announcement is required by law, the party making the same shall give the other party advance notice of, and an opportunity to comment on, the proposed release or announcement.

                 Section 5.6 Indemnification. If the Merger occurs, then from and after its Effective Time EastGroup shall indemnify each person who becomes an employee, agent, officer or trustee of EastGroup to the full extent permitted by the Declaration of Trust, as amended, and Trustees Regulations of EastGroup and permitted by law in respect of any claim arising after the Effective Time in connection with such person's service as such. In addition, LNH shall indemnify to the full extent of its assets and to the fullest extent permitted by its Articles of Incorporation, as amended, and Bylaws, as amended, and permitted by law, each person who held positions with LNH prior to the Effective Time as an employee, agent, officer or director in respect of any claim arising in connection with such person's service as such. Any obligation of LNH hereunder shall be assumed by EastGroup to the extent of
(a) any distribution of assets from LNH to EastGroup or any affiliate of EastGroup following the Merger and (b) any liability or obligation of such person arising under this Agreement or in connection with the Merger. All persons indemnified herewith are referred to as "Indemnified Parties." All such indemnification provided for herein shall be to the fullest extent authorized by law as now in effect or as hereafter amended (but, in the case of any amendment, only to the extent that such amendment permits greater indemnification rights than prior to such amendment) against any losses, claims, damages, liabilities, costs, expenses (including legal fees and disbursements of counsel), penalties, judgments and amounts paid in settlement ("Damages"), including but not limited to those based in contract, tort, negligence, strict liability, or any theory of recovery, arising out of or relating to any act, omission, transaction, cause of action, liability, debt or obligation pertaining to (a) the fact that the Indemnified Party was an officer, trustee, director, employee or agent of LNH or a Subsidiary of LNH or EastGroup or a Subsidiary of EastGroup or (b) this Agreement or any of the transactions contemplated hereby; provided, however, that (a) EastGroup and LNH as appropriate will be entitled to participate in and, to the extent that they may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party but if any Indemnified Party (or group thereof) believes that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnified Party (or group thereof) to be represented by separate counsel, such Indemnified Party (or group thereof) may retain counsel reasonably satisfactory to EastGroup who will represent such Indemnified Party (or group thereof) and EastGroup and Sub as appropriate shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received, (b) the Indemnified Party, EastGroup and Sub will cooperate with each other, and use their respective best efforts to assist, in the vigorous defense of any such matter, and (c) EastGroup and Sub shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld.

                 Section 5.7 Meetings of Shareholders. LNH shall promptly take all action necessary in accordance with applicable law and its Articles of Incorporation, as amended, and Bylaws, as amended, to convene the Special Meeting to consider and vote on the Merger and this Agreement. LNH and EastGroup shall prepare the Form S-4 Registration Statement, file it with the SEC under the Securities Act as promptly as practicable after execution hereof, and use all reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC. As promptly as practicable after the Proxy Statement/Prospectus has been cleared by the SEC, LNH shall mail the Proxy Statement/Prospectus forming a part of the Form S-4 Registration Statement to the shareholders of LNH as of the record date for the Special Meeting.

                 Section 5.8 Blue Sky. EastGroup shall use its best efforts to obtain, prior to the SEC effective date of the Form S-4 Registration Statement, all necessary state law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, provided that EastGroup shall not be required by virtue thereof to submit to general jurisdiction in any state.

                                  ARTICLE VI.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 Section 6.1         Certificates, Opinion of Counsel.
Immediately prior to the Effective Time, LNH and EastGroup shall cause to be delivered to each other or to have received the following:

                          (a)        A certificate, dated the date of the
Effective Time, as the case may be, of the chief executive and chief financial officer certifying that all representations and warranties made herein are true and correct as of the date made and as of the Effective Time and that all agreements or other actions required to be performed prior to the Effective Time as a condition to consummating the Merger have been performed or taken and such conditions satisfied in accordance with the terms of this Agreement.

                          (b)        An opinion of counsel to LNH dated the
date of the Effective Time in form and substance satisfactory to each as to the matters set forth in Sections 3.1 and 3.3 (except as to the Subsidiaries of LNH, for which no opinion need be given), and such other matters as EastGroup shall request, which opinion may contain customary exceptions and qualifications.

                          (c)        An opinion of counsel to EastGroup and Sub
dated the date of the Effective Time as to each of the matters set forth in Sections 4.1 and 4.3 (except as to the Subsidiaries of EastGroup, for which no opinion need be given), and such other matters as LNH may request, which opinion may contain customary exceptions and qualifications.

                          (d)        Jaeckle, Fleischmann & Mugel shall have
rendered an opinion, dated the Effective Time, in form and substance satisfactory to LNH, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368, or any successor thereto, of the Code and that (except with respect to cash in lieu of fractional share interests), (i) no gain or loss will be recognized by a holder of Shares upon conversation in the Merger into shares of beneficial interest of EastGroup, (ii) the basis of shares of beneficial interest of EastGroup to be received in the Merger by a holder of Shares of LNH will be the same as such holder's basis in the Shares of LNH exchanged therefore, and (iii) the holding period of the Shares of beneficial interest of EastGroup to be received in the Merger by a holder of such LNH Shares will include the period during which such holder of such Shares held the Shares exchanged therefore, provided that such Shares were held as a capital asset immediately prior to the consummation of the Merger; in rendering such opinion, such tax advisor may rely upon certificates of officers of EastGroup and LNH as to factual matters.

                          (e)        LNH shall have received an opinion of
Rauscher Pierce Refsnes, Inc. updated to the Effective Time to the effect that the Merger and the transactions provided for herein are fair to the shareholders of LNH from a financial point of view.

                 Section 6.2 Other Conditions. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:

                          (a)        This Agreement and the transactions
contemplated hereby shall have been approved by the affirmative vote of the shareholders of LNH by the requisite vote.

                          (b)        No statute, rule, regulation, executive
order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction in the United States or domestic governmental authority which prohibits or restricts the consummation of the Merger.

                          (c)        LNH shall have obtained all material
consents listed on the Disclosure Schedule.

                          (d)        There shall have been no Material Adverse
Change in the business, properties or financial condition of EastGroup or LNH.

                          (e)        All parties shall have delivered all
documents and taken all other actions required by this Agreement.

                          (f)        The Form S-4 Registration Statement shall
have become effective and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any state.

                          (g)        EastGroup shall have received all state
securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby and no stop order suspending the effectiveness thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by any state.

                          (h)        All representations and warranties of any
party shall be true and effective as of the Closing.

                          (i)        Sub shall have incurred no material
indebtedness between its date of formation and the Closing except as specifically contemplated by this Agreement.

                                  ARTICLE VII.
                        TERMINATION; AMENDMENTS; WAIVER

                 Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of LNH, prior to the Effective Time:

                          (a)        by mutual written consent duly authorized
by the Boards of Trustees and Directors of LNH, EastGroup and Sub;

                          (b)        by EastGroup or LNH if the Effective Time
shall not have occurred on or before April 15, 1996;

                          (c)        by EastGroup or LNH if any court of
competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or if litigation or proceedings shall be pending that are reasonably likely to result in any of the foregoing;

                          (d)        by LNH, if EastGroup or Sub shall not have
performed all obligations required to be performed by them under this Agreement, except where any failures to perform would, in the aggregate, not materially impair or delay the ability of LNH to effect the Merger;

                          (e)        by EastGroup or Sub, if LNH shall not have
performed all obligations required to be performed by it under this Agreement, except where any failures to perform would, in the aggregate, not materially impair or delay the ability of EastGroup and Sub to effect the Merger;

                          (f)        by LNH, if there shall have been a breach
by EastGroup or Sub of any of the covenants contained herein or if any representation or warranty made by EastGroup or Sub is untrue in any material respect; and

                          (g)        by EastGroup or Sub, if there shall have
been a breach by LNH of any of the covenants contained herein or if any representation or warranty made by LNH is untrue in any material respect.

                 Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 subsections (a), (b) or (c) this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its trustees, directors, officers or shareholders, other than the provisions of Section 5.2(b), 7.5 and 8.9.

                 Section 7.3 Amendment. This Agreement may be amended by action taken by or on behalf of the Boards of Trustees and Directors of LNH, EastGroup and Sub at any time before or after any adoption of this Agreement by the shareholders of LNH but, after any such approval, no amendment shall be made which decreases the Merger

Consideration per Share or which adversely affects the rights of LNH's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of EastGroup, LNH and Sub.

                 Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Trustees and Directors of LNH, EastGroup and Sub, may (a) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) subject to the proviso contained in Section 7.3, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                 Section 7.5 Reimbursement of Expenses. In the event that either EastGroup or LNH terminates this Agreement and the Merger pursuant to the provision of Section 7.1(d) or (e) hereof, (the party receiving notice that it has failed to perform under Section 7.1(d) or (e) being referred to in this section as the "Terminating Party"), the Terminating Party shall pay the other party (for purposes of this Section 7.5, the "Non-Terminating Party") the Non-Terminating Party's out-of-pocket expenses incurred in connection with this transaction, including without limitation professional fees and travel expenses, which shall be paid by wire transfer not later than three (3) business days after the Non-Terminating Party notifies the Terminating Party of the amount of such expenses. Payment of such expenses shall not preclude the Non-Terminating Party from asserting any other claim it may have in law or in equity against the Terminating Party. If the Terminating Party fails to pay such expenses on the date provided herein, the Terminating Party shall pay interest thereon from the due date thereof until the date paid at the rate of ten percent per annum and shall reimburse the Non-Terminating Party all reasonable attorneys' fees and other costs and expenses incurred in collecting such expenses from the Terminating Party.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

                 Section 8.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 8.1, however, shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time.

                 Section 8.2         Brokerage Fees; Commissions and Expenses.
LNH hereby represents and warrants to EastGroup with respect to LNH, and EastGroup hereby represents and warrants to LNH with respect to EastGroup, that no person or entity is entitled to receive from LNH or EastGroup, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services (except the fee for the fairness opinions) in connection with this Agreement or the transactions contemplated hereby. Other costs, expenses and liabilities which may be incurred in connection with the consummation of this Agreement or the Merger, such as, for example and without limitation, the cost of professional fees shall be paid by the party incurring the cost, except as contemplated by Section 7.5.

                 Section 8.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

                 Section 8.4         Validity.  The invalidity or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                 Section 8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered in person or (ii) on the fifth business day following the day duly sent by facsimile telegram, telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                If to LNH:

                          LNH REIT, Inc.
                          300 One Jackson Place
                          188 East Capitol Street
                          Jackson, MS 39201-2195
                          Attention:    Leland R. Speed, Chief Executive Officer


                with a copy (which shall not affect the validity of notice hereunder) to:

                          Butler, Snow, O'Mara, Stevens & Cannada
                          17th Floor, Deposit Guaranty Plaza
                          210 East Capitol Street, P.O. Box 22567
                          Jackson, MS  39225-2567
                          Attention:    Daniel G. Hise, Esq.

                If to EastGroup or Sub:

                          EastGroup Properties
                          300 One Jackson Place
                          188 East Capitol Street
                          Jackson, MS 39201-2195
                          Attention:    David H. Hoster II, President
                with a copy (which shall not affect the validity of notice hereunder) to:

                                     Jaeckle, Fleischmann & Mugel
                                     800 Fleet Bank Building
                                     Twelve Fountain Plaza
                                     Buffalo, New York 14202
                                     Attention:    Joseph P. Kubarek, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                 Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 Section 8.7 Jurisdiction and Venue. The parties agree that the courts of the State of Mississippi shall have personal jurisdiction over all parties to this Agreement and any action involving a dispute under this Agreement shall have as its venue a court located in the State of Mississippi.

                 Section 8.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 Section 8.10 Expenses. Except as otherwise provided herein, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

                 Section 8.11        Certain Definitions.

                          (a)        "Environmental Laws" shall mean any and
all laws, subsequent enactments, modifications and amendments, including, without limitation, any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, administrative consent orders or agreements, interpretations, orders and decrees of courts or Governmental Authorities relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, for example and without limitation, the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Cleanup and Liability Act of 1980 ("CERCLA"); the Hazardous Materials Transportation Act; the Clean Water Act (the Federal

Water Pollution Control Act); the Toxic Substances Control Act; the Safe Drinking Water Act; the Emergency Planning and Community Right-to-Know Act; the United States Environmental Protection Agency's Underground Storage Tank Regulations; all as amended and modified; and occupational health and safety, flood control and sanitation laws.

                          (b)        "Governmental Authority" shall mean the
United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality exercising executive, legislative, judicial, regulatory or administration jurisdiction, over EastGroup, Sub, LNH, LNH's Subsidiaries and EastGroup's Subsidiaries.

                          (c)        "Hazardous Material" shall mean any
substance or material (i) which is or becomes defined as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance or water under any Environmental Law; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority; (iii) the presence of which requires investigation or remediation under any Environmental Law or common law; or
(iv)the presence of which is deemed to constitute a nuisance, trespass or pose a health or safety hazard to persons or neighboring properties.

                          (d)        "Material Adverse Effect" shall mean any
adverse change in the financial condition, assets, business or operations of any party which is material to such party taken as a whole.

                          (e)        "Proxy Statement/Prospectus" shall mean
the document forming Part I of the Registration Statement on Form S-4 filed with the SEC pursuant to the requirements of the Securities Act and the Exchange Act.

                          (f)        "Special Meeting" shall mean the special
meeting of the shareholders of LNH called pursuant to the Proxy
Statement/Prospectus to consider approval of the Merger.

                          (g)        "Subsidiary" shall mean, when used with
reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which a party hereto owns a majority interest.

                 Section 8.12 Performance by Sub. EastGroup agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein.

                 Section 8.13 Disclosure Schedule. If the Disclosure Schedule becomes misleading in any respect, LNH and EastGroup shall notify the other, in writing, of any facts making the Disclosure Schedule misleading; provided, however, that no such notice shall be deemed to amend or modify the representations and warranties herein.

                 Section 8.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year set forth above.

                                               LNH REIT, INC.


                                               By: /s/ Leland R. Speed
                                                   -----------------------------
                                                   Leland R. Speed
                                                   Chief Executive Officer
ATTEST:

/s/ N. Keith McKey
--------------------------------
N. Keith McKey, Secretary


                                               EASTGROUP-LNH CORPORATION


                                               By: /s/ David H. Hoster II
                                                   -----------------------------
                                                   David H. Hoster II
                                                   President
ATTEST:

/s/ N. Keith McKey
--------------------------------
N. Keith McKey, Secretary

                                               EASTGROUP PROPERTIES


                                               By: /s/ David H. Hoster II
                                                   -----------------------------
                                                   David H. Hoster II
                                                   President
ATTEST:


/s/ N. Keith McKey
--------------------------------
N. Keith McKey, Secretary